Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of 1Life Healthcare, Inc. of our report dated March 17, 2021 relating to the financial statements, which appear in 1Life Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 17, 2021